UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
May 2, 2007

Date of Report (Date of earliest event reported)
FIRST COMMUNITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989

(Address of principal executive offices)	(Zip Code)
(276) 326-9000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
On May 2, 2007, First Community Bancshares, Inc. (the “Company”) held a conference call to discuss its financial results for the quarter ended March 31, 2007. The conference call was previously announced in the earnings release dated May 1, 2007. The following are the prepared remarks.
John M. Mendez, President and Chief Executive Officer —
Good Morning and welcome to the call. My name is John Mendez and I am the Chief Executive Officer of First Community Bancshares. We appreciate your interest and we look forward to giving you some further insight into the results, operations and outlook the company.
Joining me on the call this morning will be Dave Brown, our Chief Financial Officer.
First, please allow me to highlight some of the activities for the recently completed quarter and some of our plans for the balance of the year. It has been a very busy quarter and we do have some exciting projects underway.
Overall we are pleased with our first quarter results. It was a record net income quarter for the first quarter of the calendar year...and we were able to increase earnings irrespective of a $700 thousand one-time recovery in the first quarter of 2006.
Dave will cover those items in more detail in a few moments.
Our branch expansion is well under way. We opened two new branches in the Winston-Salem area in March. Those branches are just south of Winston on Peters Creek Parkway and just west on route 421 in the Clemmons-Lewisville area. These are two fast growing areas and we are hopeful for a good take off in those two new branches and we also expect to gain a good deal of visibility and lift in our Winston metro convenience factor. These branches represent our fourth and fifth in the area and position us at or near several of the key arteries and commuter routes for Winston-Salem, in addition to our Stratford Road, Waughtown and University Parkway offices.
The next branches to open should be in Daniels, West Virginia in early August and Mechanicsville Virginia and Princeton and Summersville, West Virginia in late August or September.
Our new branches in Winston-Salem are being well received. They are very conveniently located and they utilize our new retail design with plasma media centers, coffee bar, wireless internet and concierge desk. All new branches are being built on this concept. Our new branch in Daniels, West Virginia is conveniently located near the Glade Springs Resort Community and also adds convenience in that it is our third in the Beckley and Raleigh County area. Likewise, the Summersville, West Virginia branch adds a convenient branch location on the heavily traveled route 19 and is located in a popular retail center.
The new Princeton Crossing office will be the first banking center located in the eastern portion of Mercer County. This will solidify our position as Mercer County’s most convenient bank with eight branches in the county and will fortify our 40% market share in that region.
Continuing our efficiency program, we are re-deploying managers and platform staff in most new branches in a manner that limits the impact on overall operating costs. The added staffing costs for the new Winston area branches were minimal. At the new Princeton Crossing branch we expect that we will be able to staff largely through the re-deployment of existing staff because the new branch is part of our market redevelopment in that region. Older and larger downtown branches are being de-emphasized in favor of smaller hub branches in convenient retail locations. Many platform employees in existing branches are being moved into the more efficient branches. The re-assigned platform staff can easily manage offices with the changing customer patterns. We will then add staff as customer traffic increases at the new locations.
In addition to our new branch development we have another very significant retail effort underway. We are currently in the process of deploying a new retail strategy designed to increase new account activity and account retention. This strategy will involve some redesign of retail products and should positively impact non-interest revenue generation.
This strategy will be deployed over the next several months. In addition to new product offerings and newly packaged retail products, we will be promoting our business through a new retail campaign, expanded office hours and extended cut-off times. For the first time in the history of our bank, we will be offering same day banking with deposit credits through 6:00 p.m., depending on branch location. We are very excited about the potential for enhanced retail business through this powerful combination of products, promotion and convenience.
Another major initiative underway is our re-organization along lines of business. We have begun the process of separation of our Retail, Commercial and Wealth businesses into distinct lines of responsibility and organization. A major step in this process was completed this month with the hiring of Richard Ocheltree as our Executive Vice President-Commercial Services. Rick comes with a wealth of knowledge and experience in commercial lending and an excellent network of associate lenders and commercial clients. Rick is in the process of evaluating our commercial resources and establishing a commercial organization that can lead the production and quality objectives necessary to achieve our growth plan. Rick is already at work in recruiting and policy review, and we are very excited about the depth that Rick brings to our organization. In addition to Rick Ocheltree, we have also added lenders in the Richmond and Winston-Salem markets as we prepare for planned portfolio growth.
On the Retail side of the organization we have just announced the promotion of Michelle Gaydica to the position of Senior Vice President and Director of Retail Banking. Michelle will be utilizing her extensive knowledge of our organization and retail background and energy to lead the growth of our core business and implement the elements of our new retail strategy. Michelle will be assisted on the Marketing side by Mary Horan who has been hired as our new Director of Marketing. Mary comes to us with a broad background in financial services marketing.
As you can see we have a good bit of organizational development underway and we believe that we are substantially increasing our capabilities with these changes.
All of this will contribute to our ongoing efficiency program. The line of business reorganization will yield new efficiencies in management and operations that we had not contemplated in 2006, when we began the efficiency program. The new retail strategy which should be fully rolled out by third quarter is designed to increase new account penetration and also reduce attrition rates. The new product set and changes in the design and delivery of our core retail products should also enhance non-interest revenues.
If I could turn now to the lending area for a few comments before I turn it over to Dave Brown. As you are probably aware, the commercial and commercial real estate lending markets are challenging, given the level of competition for this type of credit and some slow down in development activities in certain markets. At First Community we have seen a reduction in our pipeline of large credit opportunities.

We are responding to this market with our line of business reorganization, addition of new lending resources and with a degree of patience. We want to avoid situations that force demand and we want to use this opportunity to focus on credit quality. Our credit metrics today are at historic levels. Delinquencies remain low, non-accrual loans and other real estate are at low levels and our reserve coverage as a percentage of loans is on the increase. We will continue to do everything possible to maintain this strong level of asset quality which will allow us to maintain lower levels of credit provisions, particularly while demand is soft. As our retail program takes root and our efficiency program continues we believe we have continued opportunities for improvement of earnings and EPS.
We are also evaluating our capital position and looking at opportunities for additional leverage and capital optimization. In the second half of 2006 we added $50 million in matched funding leverage transactions which increased earning assets and helped support net interest income. We see opportunities to add as much as $200 million in leverage in the second and third quarter of 2007, and remain well within the well-capitalized category. These wholesale opportunities can add as much as 100 to 130 basis points in marginal spread. While they will dilute margin a bit, they will be accretive to net interest income and EPS. We believe that this is a good strategy to pursue in light of the current softness in commercial loan demand and it will allow us to achieve our organizational change and prepare for the re-emergence of strong loan demand as the real estate market corrects. This strategy will allow us to optimize capital and proactively manage the balance sheet as we await improved commercial market opportunities and the maturation of the de novo branches.
Before we cut over to Dave’s comments on financial results I would like to add that we are keenly aware of the issues facing the financial services industry in the area of alternative mortgage and sub-prime lending. I am also happy to report that our company did not participate in the alternative product set throughout the recent real estate boom. Our basic mortgage product set throughout that timeframe included our customary three and five year balloon loan and one, three and five year ARM’s. We did not utilize interest-only and deep-discount margin product. We have and will continue to experience re-pricing on our mortgage product as indexes on ARM loans have moved up and we are monitoring payment performance and delinquencies in that portfolio sector. Appropriate reserves have been made for possible increases in delinquencies and foreclosures on consumer real estate loans; however, to date, we have not experienced any significant negative metrics in our consumer mortgage portfolio. In fact, as evidenced by our low provisions in the first quarter of 2007, we have experience improved asset quality in the form of overall lower net charge-offs and delinquencies.
For the first quarter of 2007, total delinquencies on residential mortgage loans decreased to 43 basis points, down from 68 basis points in the fourth quarter of 2006. Also in the first quarter of 2007, the consumer mortgage sector of our portfolio actually produced net recoveries of $220 thousand. Gross charge-offs were $161 thousand and recoveries of previous losses were $381 thousand. So, the mortgage sector actually buoyed up overall asset quality for the quarter. The mortgage performance measures, along with improving loss history in the commercial segment, led us to limit overall loss provisions for the quarter. But, we will continue to monitor this portfolio closely.
With that I will turn the call over to our Chief Financial Officer, Dave Brown.
David D. Brown, Chief Financial Officer —
Net income was a first quarter record of $7.12 million, or 63 cents per diluted share. Current quarter results compare very favorably to first quarter 2006 net income of $6.84 million, or 61 cents per diluted share, an increase of $280 thousand, or 4.09%. Return on average assets was 1.42%, which was in line with year-ago results. Return on average equity was 13.33% compared to 14.09% for the first quarter of 2006.
On a core basis, quarterly net income was $7.23 million, an increase of $891 thousand, or 14.06%, compared to first quarter 2006. Included in our core calculation is the creation of a valuation allowance for the DAC receivable associated with the BOLI investment from 2006. That $194 thousand allowance was mandated by EITF 06-5. And as John mentioned, last year’s quarterly returns also included a one-time recovery of $676 thousand from a decade-old payment systems fraud.
Tax-equivalent interest income for the quarter was $31.73 million, an increase of 6.05% compared to the prior period. The increase is due largely to addition of securities as we see payoffs in the loan portfolio. There were some increases in the yields as we continue to see upward repricing of loans and securities. First quarter interest expense increased 25.91% compared to first quarter of 2006, however only 3.67% compared to the fourth quarter of 2006. We believe we have begun to see the end of the skyrocketing increases in certificate of deposit costs. The rates on CD’s continue to increase due to competition in some of the markets, but the portfolio is becoming close to being fully priced. First quarter margin was 3.98%.
Margin as been shrinking over the past quarters, but there are some purposeful actions that we have taken that further exacerbate the industry-wide compression. You already know about the $25 million life insurance investment we made in April 2006. If that investment were accounted for in margin, it would add approximately 6 basis points. Recently, we’ve also done two levered trades totaling approximately $50 million. Those two trades, although delivering $164 thousand in first quarter net interest income, lowered margin by roughly 6 basis points. The trades are also designed to become more profitable in a declining rate environment, which has trended us toward a slightly liability-sensitive position.
Altogether, we see our initiatives accomplishing the goal of adding to income, but at the same time lowering margin by about 12 basis points.
We did not make any provision for loan losses during the first quarter. Fourth quarter charge-offs were negatively impacted by the charge-off of a single credit. In the first quarter, we recovered a significant portion of that charge-off, which resulted in net charge-offs of $39 thousand. We have also seen metrics in our historical charge-offs increasing. The good quarter for net charge-offs, the strength seen in portfolio metrics, and no growth in the loan portfolio led us to make to no provision for the quarter.
First quarter’s non-interest income was up somewhat from last year, driven by increases in the wealth management revenues and other service charges commissions and fees. Wealth management revenues increased $335 thousand, or 49.05%, compared to last first quarter. IPC generated top-line revenues of $344 thousand for the quarter. Other service charges, commissions, and fees are up $130 thousand compared to 2006.
Decreases in salaries and benefits continue to lead the declines in non-interest expense. Salaries and benefits were $6.41 million for the first quarter compared to $7.90 million in the first quarter of 2006. As John noted earlier, we believe there is still some room to make more improvements in the area employee costs.
First quarter efficiency was 51.13%, which is an improvement over last first quarter of 56.38%. We finished up March with 613 1/2 full-time equivalent employees. That’s an increase over last quarter-end, but we have been adding lending staff. We are still down roughly 100 FTE’s over the last five quarters.

We finished the quarter at $2.12 billion in total assets. We continue to add to the investment portfolio with liquidity from net payoffs in the loan portfolio. New loan production for the first quarter was good for a traditionally slow period at $125 million. With the changes in the field that John spoke to earlier, we feel the new loan production will be picking up later in the year.
The first quarter 2007 dividend was 27 cents, which yielded approximately 2.77% on the quarter closing stock price. 2007 is expected to be the 16th consecutive year of dividend increases to shareholders.
This Current Report on Form 8-K contains forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.
In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.

Date: May 2, 2007	By:	/s/ David D. Brown

David D. Brown Chief Financial Officer